EXHIBIT 10.2

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 5th day of January, 2005, by and between Home Products International, Inc., a Delaware corporation (the “Company”), and G. Park Owens (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Part Five hereof.

RECITALS

     WHEREAS, the Company desires to employ Executive as the Senior Vice President – Marketing of the Company effective as of the first day that Executive commences employment with the Company, which is expected to be January 24, 2005 (the “Effective Date”); and

     WHEREAS, Executive desires to be employed by the Company at the salary and benefits provided for herein; and

     WHEREAS, Executive acknowledges and understands that during the course of his employment, Executive will develop certain strategic business relationships and become familiar with certain confidential information of the Company which are exceptionally valuable to the Company and vital to the success of the Company’s business; and

     WHEREAS, the Company and Executive desire to protect such business relationships and such confidential information from use to the detriment of the Company or disclosure to third parties.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

TERMS

PART ONE

EMPLOYMENT

     1.01 Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, as the Senior Vice President — Marketing of the Company effective as of the Effective Date. Executive’s employment will be on an at-will basis, terminable at any time by either party, in accordance with and subject to Part Four hereof.

     1.02 Duties. The duties of Executive shall be as determined by the Chief Executive Officer of the Company (the “CEO”), and Executive shall report to the CEO and shall be subject to the CEO’s direction and control. Without limiting the generality of the foregoing, Executive shall manage the global marketing of the Company on a day-to-day basis and shall report to and advise the CEO and the Board of Directors of the Company (the “Board”) regarding the same. Executive agrees to devote his full-time attention and energies to the diligent performance of his duties hereunder and will not during his employment with the Company engage in, accept employment from or provide services to any other person, firm, corporation, governmental agency or other entity; provided, however, that subject to Part Three hereof, Executive may (a) devote a reasonable amount of non-business time to civic activities, (b) maintain not more than two outside board positions (with companies which do not compete directly or indirectly with the Company), in each case subject to the prior consent of the Board, and (c) manage his own investments, provided that such activities do not conflict with or detract from the Executive’s diligent performance of Executive’s duties hereunder.

PART TWO

COMPENSATION AND BENEFITS

     2.01 Salary. During his employment, Executive shall receive a base salary at the rate of $180,000 per annum (the “Base Salary”), subject to applicable deductions, payable in regular installments in accordance with the Company’s general payroll practices for salaried employees. The Base Salary is subject to review for increase by the Board annually beginning January, 2006.

     2.02 Bonus. In addition to his Base Salary, Executive may receive during his employment, as determined annually at the discretion of the CEO and the Board, an annual incentive cash bonus (“Incentive Bonus”) based upon Executive’s performance and the profitability of the Company during such period in accordance with the Company’s executive bonus plan adopted by the Board annually.

     2.03 Benefits. During Executive’s employment, the Company agrees to provide to Executive such benefits as are provided to other employees of the Company from time to time, including but not limited to, any health, disability, life, profit-sharing or other employee benefit policies, programs or plans which the Company provides to its employees, all at levels determined by the Board and commensurate with Executive’s position.

     2.04 Expenses. Executive shall be reimbursed by the Company for all ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar reasonable expenses incurred by Executive in performing services for the Company in accordance with the policies established by the Board.

     2.05 Vacations. Executive shall be entitled to a vacation of four (4) weeks during each twelve month period of employment, provided, however, that Executive’s vacation shall be scheduled at such times as shall least interfere with the Company’s business and shall otherwise be in accordance with policies established by the Board. Fifty percent (50%) of any unused vacation from a calendar year may be carried over and applied to the following calendar year; provided, that, no more than four (4) weeks of vacation may be accrued and unused at any one time.

     2.06 Stock Options. As soon as practical after the date hereof and no later than 90 days after the date hereof the Board shall issue to Executive options for 90,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (or, in the event of a recapitalization of the Company, reclassification of the Company’s capital stock or other similar event, shares of one or more other classes or series of capital stock having in the aggregate no less favorable economic rights than those attributable to Common Stock) at an exercise price of $2.25 per share (subject to adjustment for recapitalizations, reclassifications, stock splits and similar events), pursuant to a stock option plan consistent with the terms described on Exhibit A (the “Stock Option Plan”). Such options shall vest at the rate of 30,000 shares on December 31, 2005, 30,000 shares on December 31, 2006 and 30,000 shares on December 31, 2007, subject to the provisions of Part Four hereof. The Board, in its discretion, from time to time, may issue additional options under the Stock Option Plan to Executive with such vesting schedules and exercise prices as the Board shall determine.

PART THREE

CONFIDENTIAL INFORMATION AND COMPETITION

     3.01 Definition of Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean all information and all documents and other tangible items which record information which is non-public, confidential or proprietary in nature with respect to the Company or its customers, clients or investors and shall include, but shall not be limited to: (a) all information, which at the time or times concerned is protectible as a trade secret under applicable law; (b) business and growth plans and strategies; (c) marketing plans and strategies; (d) customer and supplier information; and (e) proprietary software and business records. The Company and Executive acknowledge and agree that the Confidential Information is extremely valuable to the Company and the information referred to in subparagraphs (b) through (d) inclusive of this Section 3.01 is especially sensitive and valuable.

     3.02 Non-Disclosure of Confidential Information. Executive will not either during Executive’s employment, or after termination of Executive’s employment for any or no reason, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for the Employee’s personal benefit of for the benefit of any person, entity, firm or corporation (other than the Company), any Confidential Information.

     3.03 Delivery Upon Termination. Upon termination of Executive’s employment with the Company for any or no reason, Executive will promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or media concerning the Company and/or which contains Confidential Information, and Executive hereby acknowledges that all such materials are the property of the Company.

     3.04 Covenant-Not-To-Compete. Executive will not during his employment, and for a period of eighteen (18) months following termination of Executive’s employment for any or no reason, in any form or manner, directly or indirectly, on his own behalf or in combination with others, engage in or become interested in (as an individual, partner, member, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning less than five percent (5%) of the issued and outstanding securities of such corporation) any business which is competitive with the business of the Company or any the Affiliate of the Company, as conducted or proposed to be conducted as of the date of termination of Executive’s employment.

     3.05 Restriction Against Employing the Company Employees. Executive will not, for a period of (1) one year after termination of Executive’s employment for any or no reason, directly or indirectly, whether individually, as a director, stockholder, partner, member, owner, employee or agent of any business, or in any other capacity, employ or engage, or solicit for employment or engagement, any person who is employed or otherwise engaged by the Company or any Affiliate of the Company on, or within 180 days prior to such termination of Executive; provided, however, that the foregoing prohibition shall apply to a person who ceases to be employed or engaged by the Company or any Affiliate of the Company after such termination of Executive only until the later of (a) 180 days after the termination of such person’s employment or engagement by the Company or any Affiliate of the Company or (b) the date on which such person ceases to be entitled to receive compensation, if any, from the Company or any Affiliate of the Company.

     3.06 Continuing Obligation. The obligations, duties and liabilities of Executive pursuant to Part Three of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of Executive’s employment with the Company for any or no reason.

PART FOUR

TERMINATION

     4.01 Termination Notice and Termination Date. Either the Company or Executive may terminate Executive’s employment at any time by delivery to the other party of a written notice (the “Termination Notice”) specifying the effective date of termination of Executive’s employment (the “Termination Date”) (except in the case of termination as a result of Executive’s death, in which case, termination shall be automatic and the Termination Date shall be the date of death). If Executive terminates his employment for any reason other than Good Reason, the Termination Date specified by Executive in his Termination Notice shall be no less than 30 days after the date the Company receives the Termination Notice, but the Company may elect, in its sole discretion, upon written notice to Executive, to change the specified Termination Date to any earlier date which is on or after the date of receipt of the Termination Notice.

     4.02 Termination by the Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment other than for Cause, Executive’s Disability or Executive’s death, or Executive terminates his employment for Good Reason:

     (a) the Company shall pay to Executive Executive’s Base Salary accrued and unpaid up to the Termination Date;

     (b) the Company shall pay to Executive Executive’s Incentive Bonus to the extent earned and unpaid for the fiscal year ended prior to the Termination Date;

     (c) upon execution and delivery by Executive of the form of Release attached hereto as Exhibit B, and the expiration of the seven-day revocation period provided in said Release, without revocation of said Release by Executive:

          (i) the Company shall pay to Executive a severance payment equal to one hundred fifty percent (150%) of Executive’s annual Base Salary as of the Termination Date, payable over eighteen (18) months beginning on the Termination Date in regular installments in accordance with the Company’s general payroll practices for salaried employees;

          (ii) the Company shall pay to Executive an additional severance payment equal to Executive’s Incentive Bonus, to the extent earned, for the fiscal year during which the Termination Date occurs, pro-rated for that fiscal year based on the portion of Executive’s active employment for that fiscal year, payable when the Company generally pays Incentive Bonuses for other salaried employees; and

          (iii) if Executive elects COBRA continuation coverage, the Company shall maintain for Executive and his eligible family members, until the earlier of (A) the eighteen (18) month anniversary of the Termination Date or (B) such time as Executive shall obtain employment or other engagement offering comparable or better medical insurance coverage, medical insurance coverage that is the same as or comparable to the coverage to which he was entitled immediately preceding the Termination Date, at a cost to Executive no greater than the normal active employee premiums at such time;

     (d) notwithstanding anything to the contrary in the Stock Option Plan, all unvested options granted to Executive under the Stock Option Plan will automatically vest and become immediately exercisable for the total number of shares purchasable thereunder. Notwithstanding anything to the contrary in the Stock Option Plan, such options will expire on the earlier of (A) the expiration date of such options under the Stock Option Plan and (B) six (6) months from the Termination Date;

     (e) if the Put/Call Option is exercised, the Company shall pay, or cause to be paid, to Executive and his Permitted Transferees the Put/Call Payment in accordance with Section 4.06;

     (f) the Company shall reimburse Executive for his reimbursable out-of-pocket business expenses in accordance with Section 2.04 to the extent incurred prior to the Termination Date and not previously reimbursed; and

     (g) except as set forth in this Section 4.02, Executive shall not be entitled to receive any other severance, benefits or compensation of any kind whatsoever.

     4.03 Termination by the Company for Cause or by Executive without Good Reason. If the Company terminates Executive’s employment for Cause or Executive terminates his employment other than for Good Reason:

     (a) the Company shall pay to Executive Executive’s Base Salary accrued and unpaid up to the Termination Date;

     (b) the Company shall pay to Executive Executive’s Incentive Bonus to the extent earned and unpaid for the fiscal year ended prior to the Termination Date;

     (c) notwithstanding anything to the contrary in the Stock Option Plan, all unvested options granted to Executive under the Stock Option Plan will automatically be forfeited without any payment or other consideration to Executive, and all vested options granted to Executive under the Stock Option Plan will expire on the earlier of (i) the expiration date of such options under the Stock Option Plan and (ii) the date ninety (90) days following the Termination Date;

     (d) if the Put/Call Option is permitted to be, and is, exercised, the Company shall pay, or cause to be paid, to Executive and his Permitted Transferees the Put/Call Payment in accordance with Section 4.06;

     (e) the Company shall reimburse Executive for his reimbursable out-of-pocket business expenses in accordance with Section 2.04 to the extent incurred prior to the Termination Date and not previously reimbursed;

     (f) except as set forth in this Section 4.03, Executive shall not be entitled to receive any other severance, benefits or compensation of any kind whatsoever.

     4.04 Termination upon Death. Upon Executive’s death during his employment:

     (a) the Company shall pay to Executive’s representatives Executive’s Base Salary accrued and unpaid up to the Termination Date;

     (b) the Company shall pay to Executive’s representatives Executive’s Incentive Bonus to the extent earned and unpaid for the fiscal year ended prior to the Termination Date;

     (c) upon execution and delivery by Executive’s representatives of the form of Release attached hereto as Exhibit B, and the expiration of the seven-day revocation period provided in said Release, without revocation of said Release by Executive’s representatives:

     (i) the Company shall pay to Executive’s representatives a severance payment equal to fifty percent (50%) of Executive’s annual Base Salary as of Executive’s death, payable over six (6) months beginning on the Termination Date in regular installments in accordance with the Company’s general payroll practices for salaried employees; and

     (ii) the Company shall pay to Executive an additional severance payment equal to Executive’s Incentive Bonus, to the extent earned, for the fiscal year during which the Termination Date occurs, pro-rated for that fiscal year based on the portion of Executive’s active employment for that fiscal year, payable when the Company generally pays Incentive Bonuses for other salaried employees;

     (d) notwithstanding anything to the contrary in the Stock Option Plan, all unvested options granted to Executive under the Stock Option Plan will automatically vest and become immediately exercisable for the total number of shares purchasable thereunder. Notwithstanding anything to the contrary in the Stock Option Plan, such options will expire on the earlier of (i) the expiration date of such options under the Stock Option Plan and (ii) six (6) months from the Termination Date;

     (e) if the Put/Call Option is exercised, the Company shall pay, or cause to be paid, to Executive’s representatives and Permitted Transferees the Put/Call Payment in accordance with Section 4.06;

     (f) the Company shall reimburse Executive’s representatives for Executive’s reimbursable out-of-pocket business expenses in accordance with Section 2.04 to the extent incurred prior to the Termination Date and not previously reimbursed; and

     (g) except as set forth in this Section 4.04 neither Executive nor his representatives shall be entitled to receive any other severance, benefits or compensation of any kind whatsoever.

     4.05 Termination upon Disability. If the Company terminates Executive’s employment as a result of his Disability:

     (a) the Company shall pay to Executive his Base Salary accrued and unpaid up to the Termination Date;

     (b) the Company shall pay to Executive Executive’s Incentive Bonus to the extent earned and unpaid for the fiscal year ended prior to the Termination Date;

     (c) upon execution and delivery by Executive of the form of Release attached hereto as Exhibit B, and the expiration of the seven-day revocation period provided in said Release, without revocation of said Release by Executive:

     (i) Executive shall be entitled to continue to receive his Base Salary, as a severance payment, in accordance with the Company’s general payroll practices for salaried employees, until the earlier of (A) the commencement of payments under Executive’s long-term disability insurance policy or (B) the six (6) month anniversary of the Termination Date; and

     (ii) the Company shall pay to Executive an additional severance payment equal to Executive’s Incentive Bonus, to the extent earned, for the fiscal year during which the Termination Date occurs, pro-rated for that fiscal year based on the portion of Executive’s active employment for that fiscal year, payable when the Company generally pays Incentive Bonuses for other salaried employees;

     (d) notwithstanding anything to the contrary in the Stock Option Plan, all unvested options granted to Executive under the Stock Option Plan will automatically vest and become immediately exercisable for the total number of shares purchasable thereunder. Notwithstanding anything to the contrary in the Stock Option Plan, such options will expire on the earlier of (i) the expiration date of such options under the Stock Option Plan and (ii) six (6) months from the Termination Date;

     (e) if the Put/Call Option is exercised, the Company shall pay, or cause to be paid, to Executive and his Permitted Transferees the Put/Call Payment in accordance with Section 4.06;

     (f) the Company shall reimburse Executive for his reimbursable out-of-pocket business expenses in accordance with Section 2.04 to the extent incurred prior to the Termination Date and not previously reimbursed; and

     (g) except as set forth in this Section 4.05, Executive shall not be entitled to receive any other severance, benefits or compensation of any kind whatsoever.

     4.06 Put/Call Option.

     (a) Subject to Section 4.06(b), in the event of the termination of Executive’s employment for any reason other than for Cause, Executive shall have the option to sell, or cause to be sold, to the Company all shares of Common Stock (and other capital stock of the Company, if any) held by Executive and his Permitted Transferees, if any, and cancel all unexercised options issued under the Stock Option Plan held by Executive. In the event of the termination of Executive’s employment for any or no reason, the Company shall have the option to purchase from Executive and his Permitted Transferees, if any, all shares of Common Stock (and other capital stock of the Company, if any) held by any of them and cancel all unexercised options issued under the Stock Option Plan held by Executive. The options to sell and purchase referred to in this Section 4.06(a) are hereinafter collectively referred to as the “Put/Call Option.”

     (b) Provided Executive has not terminated his employment without Good Reason and the Company has not terminated Executive’s employment for Cause, Executive may exercise the Put/Call Option, at his discretion, at any time after the Termination Date and until the date which is 180 calendar days after the Termination Date, by delivery of written notice to the Company within such 180-day period. In the event Executive has terminated his employment without Good Reason, Executive may exercise the Put/Call Option, at his discretion, but only during the first 30 calendar days after the first anniversary of the Termination Date, by delivery of written notice to the Company within such 30-day period. Executive may not exercise the Put/Call Option at any time in the event his employment is terminated by the Company for Cause. The Company may (but shall not be obligated to) exercise the Put/Call Option, at its discretion, at any time after the Termination Date (irrespective of the reason for termination) and until the date which is 180 calendar days after the Termination Date, by delivery of written notice to the Executive within such 180-day period. No Permitted Transferee shall be entitled to exercise the Put/Call Option, but any exercise of the Put/Call Option by Executive or the Company shall be binding on each of Executive’s Permitted Transferees, if any. Executive agrees that his and his Permitted Transferees’ stock certificates shall bear an appropriate legend referencing the Put/Call Option.

     (c) Promptly after exercise of the Put/Call Option by Executive or the Company, Executive and his Permitted Transferees, if any, shall execute and deliver to the Company the form of Release attached hereto as Exhibit C. Within thirty (30) days after exercise of the Put/Call Option, the Company shall pay, or cause to be paid, to Executive and/or his Permitted Transferees, if any, as applicable, an aggregate amount in cash equal to the Put/Call Payment (payable among Executive and his Permitted Transferees, if any, pro rata according to the number of shares and options held by them), provided (i) Executive and his Permitted Transferees, if any, have executed and delivered to the Company the form of Release attached hereto as Exhibit C, and (ii) Executive and his Permitted Transferees, if any, have surrendered to the Company all stock certificates representing Common Stock and/or other capital stock of the Company to be sold, together with executed stock powers therefor, and all stock option agreements for cancellation by the Company, and all other transfer or cancellation documents reasonably requested by the Company. Upon payment of the Put/Call Payment, none of Executive, his Permitted Transferees, if any, or his or their respective representatives, heirs, executors, administrators, successors or assigns, shall have any ownership or other interest of any kind in, or rights of any kind in respect of, any Common Stock, other capital stock of the Company, or options under the Stock Option Plan, or otherwise in respect of, or any claims or demands of any kind (whether known or unknown, vested or contingent, suspected or unsuspected, concealed or hidden) against, the Company, except for any payments and benefits, if any, which are owed to Executive under this Agreement in connection with the termination of his employment with the Company.

     4.07 Sole Remedy. The amounts payable to Executive or his representatives or Permitted Transferees, if any, under the applicable provisions of this Part Four in connection with the termination of Executive’s employment, voluntarily or involuntarily, for any or no reason, shall be the only remedy, legal or equitable, available to Executive and his representatives and Permitted Transferees in connection with such termination and/or the exercise of the Put/Call Option in connection therewith, and such amounts shall constitute liquidated damages, excluding any remedies which by law cannot be waived.

PART FIVE

CERTAIN DEFINITIONS

     5.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” shall mean the power to direct, or cause the direction of, the management of policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Cause” means:

(i)	fraud, embezzlement or conviction of a felony;

(ii)	misappropriation of any money, proprietary information or other assets or properties of the Company or any Affiliate of the Company other than (A) an isolated, insubstantial and unintentional misappropriation which is promptly remedied by Executive after he learns of the same or (B) any good faith dispute regarding reimbursement of expenses or other similar good faith dispute;

(iii)	willful or material breach by Executive of the terms of this Agreement; or

(iv)	any other verifiable misconduct of Executive materially and adversely affecting the Company.

“Change in Control” means:

(i)	a merger or acquisition involving the Company in which 50% or more of the Company’s voting stock outstanding after the merger or acquisition is held by holders different from those who held the Company’s voting stock immediately prior to such merger or acquisition; or

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company.

“Disability” means, in the reasonable opinion of the Board, Executive has become physically or mentally disabled, whether totally or partially, so that Executive is unable substantially to perform his employment duties for a period of ninety (90) consecutive days, or for shorter periods aggregating one hundred and eighty (180) days during any three hundred and sixty (360) day period.

“EBITDA” means the Company’s aggregate consolidated net income, exclusive of non-recurring income items, plus tax expense, net interest expense, depreciation, amortization expense and non-recurring expenses, for the four full fiscal quarters immediately preceding the date of exercise of the Put/Call Option, determined by the Board in good faith in accordance with accounting practices and policies consistently applied by the Company prior to the exercise of the Put/Call Option.

“Enterprise Value” means the product of applicable Enterprise Value Multiple multiplied by the applicable EBITDA, less the Company’s consolidated indebtedness for borrowed money and obligations under capital leases; provided, however, that, in the event of the occurrence of a material change in the business, financial condition or prospects of the Company which is not fully reflected in the amount of EBITDA otherwise to be used in calculating Enterprise Value, Executive and the Board will negotiate an appropriate adjustment in good faith to reflect the expected impact of such material adverse change; provided, further, however, that, in the event Executive and the Board fail to reach agreement on whether an adjustment is required or the amount thereof within sixty (60) days after either party gives written notice to the other party that it believes an adjustment is required, the parties shall initiate a voluntary, nonbinding mediation conducted by a mutually agreed upon mediator in Chicago, Illinois, with each of the parties bearing his or its own costs and expenses (including attorneys’ and experts’ fees and expenses) and his or its proportionate share of any other costs, fees or expenses associated with this mediation and endeavoring in good faith to resolve their differences. If, within thirty (30) days after the first day of mediation, the parties shall not have reached agreement as to the dispute in question, then each party shall be entitled to file suit to resolve the dispute, subject to Section 6.08 and Section 6.09.

“Enterprise Value Multiple” means:

(i)	Six (6), in the event the Company terminates Executive’s employment for any reason other than Cause, including his death or Disability, or Executive terminates his employment for Good Reason; and

(ii)	Five (5), in the event the Company terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason.

“Good Reason” means Executive’s termination of his employment with the Company within one year following a Change of Control if:

(i)	Executive is assigned any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or there is a material diminution of such position, authority, duties or responsibilities, but excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied promptly after receipt of notice thereof given by Executive; or

(ii)	Executive is required, without his consent, to be based at any office or location outside of a 75 mile radius of Cook County, Illinois; or

(iii)	there is a material diminution in Executive’s Base Salary or percentage of Base Salary potentially awardable as Incentive Bonus; or

(iv)	the acquirer is for any reason not bound by any material term of this Agreement to the same extent as the Company immediately prior to such Change in Control.

“Permitted Transferee” means any initial or subsequent transferee of Common Stock or other capital of the Company originally held by Executive, except as otherwise determined by the Board in its sole discretion; it being understood that Executive is not entitled to make any such transfer except as otherwise expressly permitted by any other written agreement with, or written permission from, the Company, which permission shall not be unreasonably withheld or delayed for transfers of issued and outstanding Common Stock or other capital stock of the Company from Executive to either (i) family trusts or partnerships for the benefit of Executive and his family members, provided Executive retains voting and dispositive power over the transferred shares and the transferee executes an agreement with the Company restricting further transfer, or (ii) other senior management shareholders of the Company who at the time of transfer are employed and in good standing with the Company.

“Person” means any individual, corporation, association, partnership, limited liability the Company, estate, trust and any other entity or organization, governmental or otherwise.

“Put/Call Payment” means the sum of (i) the product of the Put/Call Price multiplied by the number of share of Common Stock held by Executive and his Permitted Transferees as of the date of exercise of the Put/Call Option, plus (ii) for each vested option issued under the Stock Option Plan, the excess, if any, of the Put/Call Price over the exercise price of the option, multiplied by the number of shares covered by the vested option (options, to the extent not vested, shall be excluded); provided, however, that, notwithstanding the foregoing, in the event the Company terminates Executive’s employment for Cause, the Put/Call Payment shall not exceed the aggregate cash amount (including any option exercise price) paid by Executive for Common Stock held by Executive and/or his Permitted Transferees, as applicable.

“Put/Call Price” means the applicable Enterprise Value divided by the sum of the number of fully diluted shares of Common Stock outstanding or issuable upon exercise of outstanding stock options, warrants, convertible debt or equity or other rights to acquire Common Stock, as of the date of exercise of the Put/Call Option. In the event of the recapitalization of the Company, reclassification of the Common stock into one or more classes or series of capital stock, stock split or similar event, the Board shall adjust the Put/Call Price in good faith, so that the aggregate Put/Call Payment is no smaller or larger as a result of such event than it would have been had such event not occurred.

PART SIX

MISCELLANEOUS

     6.01 Assignment. Executive and the Company acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Company under this Agreement may be assigned or transferred by operation of law pursuant to a merger, consolidation, share exchange, sale of substantially all of the Company’s assets, or other reorganization, or through liquidation, dissolution or otherwise, whether or not the Company is the continuing entity, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the rights and duties of the Company, if any, as contained in this Agreement, either contractually or as a matter of law.

     6.02 Capacity. Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other Person to which he is a party or by which he is bound and will not violate or interfere with the rights of any other Person. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, Executive shall indemnify the Company from and against any and all manner of expenses and liabilities incurred by the Company or any Affiliate of the Company of the Company in connection with such violation or interference or alleged violation or interference.

     6.03 Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

     6.04 Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, one (1) day after being sent by overnight courier, or five (5) days after being deposited in the United States mail, certified or registered, postage pre-paid, return receipt requested and addressed to the party at its or his last known addresses. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

     6.05 Waiver. The waiver by the Company or Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     6.06 Executive Acknowledgment/Injunctive Relief. Executive acknowledges and agrees that Executive’s covenants set forth in this Agreement are reasonable and necessary for the protection of the Company’s business interests, that such covenants will not result in undue economic hardship to Executive, that irreparable injury will result to the Company if Executive breaches any of the terms of Executive’s covenants in this Agreement, and that in the event of Executive’s actual or threatened breach of any of his covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of his covenants in this Agreement, the Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing, any actual monetary damages, and Executive shall pay the Company any and all of the Company’s, costs and expenses in enforcing Executive’s covenants in this Agreement (including court costs and reasonable attorney’s, accountant’s, financial advisor’s and expert witness’s fees). Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach by Executive of any of his covenants contained in this Agreement, including the recovery of any damages which it is able to prove.

     6.07 Governing Law. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the laws of the State of Illinois (applicable to agreements to be performed wholly within such state), without regard to conflicts of law principles.

     6.08 Jurisdiction and Service of Process. EXECUTIVE AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN COOK COUNTY, ILLINOIS, AND IRREVOCABLY AGREE THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT WHICH MAY BE LITIGATED SHALL BE LITIGATED IN SUCH COURTS. EACH OF EXECUTIVE AND THE COMPANY ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY’S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT SHALL BE MAILED BY REGISTERED MAIL TO THE APPLICABLE PARTY, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH SUCH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     6.09 TRIAL. EACH OF EXECUTIVE AND THE COMPANY HEREBY WAIVES SUCH PARTY’S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF EXECUTIVE AND THE COMPANY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY TO THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH OF EXECUTIVE AND THE COMPANY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO AN EMPLOYMENT AND BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF EXECUTIVE AND THE COMPANY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first hereinabove written.

HOME PRODUCTS INTERNATIONAL, INC.

By:	/s/ Douglas Ramsdale
Douglas Ramsdale, Chief Executive Officer

EXECUTIVE:

/s/ G. Park Owens
G. Park Owens

EXHIBIT A

STOCK OPTION PLAN TERM SHEET

•	Aggregate of 10% of Common Stock (or approximately 787,000 shares) available for a combination of options to Hassert, Ramsdale, Chambers and Owens and SARS to other employees.

•	All options and SARs expire on fifth anniversary of issuance.

•	All options and SARs vest 1/3 on each of the first three anniversaries of issuance.

•	Accelerated vesting on change of control.

•	Initial grant of 150,000 options with an exercise price of $2.25 per share to each of Hassert, Ramsdale and Chambers, and 90,000 to Owens

•	The Board will determine subsequent grants and the exercise prices therefor.

EXHIBIT B

SEVERANCE RELEASE

     1.      In consideration for the payments and, if applicable, benefits to be provided to me pursuant to Section 4.0___ of my Employment Agreement with Home Products International, Inc., a Delaware corporation (the “Company”), dated ___, ___, I, G. Park Owens, on behalf of myself and my heirs, executors, administrators, assigns, and attorneys (hereinafter collectively referred to as the “Releasing Parties”) do hereby fully and forever waive, release, relieve and discharge the Company, its direct and indirect parent corporation(s), subsidiaries and affiliates and its and their respective directors, officers, employees, members, partners, shareholders, attorneys and agents, past, present and future, and each of their respective successors and assigns (hereinafter collectively referred to as the “Released Parties”) of and from any and all actions, causes of action, claims, judgments, orders, attorneys’ fees, damages, controversies, lawsuits, demands or liabilities of any kind of nature, known or unknown, vested or contingent, suspected or unsuspected, concealed or hidden, and all other claims and demands whatsoever in law or in equity which any Releasing Parties have had or now have against any Released Party from the beginning of the world to the date of this Agreement, as a result of, arising from or in any way pertaining to, my employment, or the termination of my employment, with the Company or any direct and indirect parent corporation(s), subsidiaries and affiliates of the Company, including, for purposes of illustration and not limitation:

(a)	claims, actions, causes of action, demands, or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, and/or any other federal, state, municipal or local employment discrimination statues (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, marital status, national origin, handicap, retaliation, and veteran status); and/or

(b)	claims, actions, causes of action, demands, or liabilities under any other federal, state, municipal or local statute, common law, order, ordinance or regulation; and/or

(c)	any other claim whatsoever, including, but not limited to, claims based upon breach of contract (express or implied), tort, public policy, wrongful termination, claims for compensatory or punitive damages, defamation, intentional infliction of emotional distress, personal injury claims, negligence and/or any other common law, statutory, or other claim, but excluding any claims which by law cannot be waived.

     2.      I UNDERSTAND THAT THIS RELEASE AND SETTLEMENT AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE

COMPANY AND THE OTHER RELEASED PARTIES AS A RESULT OF, ARISING FROM OR IN ANY WAY PERTAINING TO, MY EMPLOYMENT, OR THE TERMINATION OF MY EMPLOYMENT, WITH THE COMPANY OR ANY DIRECT AND INDIRECT PARENT CORPORATION(S), SUBSIDIARIES AND AFFILIATES OF THE COMPANY TO THE DATE OF THIS AGREEMENT.

     3.      I also agree that I have been paid for all hours worked, all pay earned and owed, not suffered any on-the-job injury for which I have not already filed a claim, and have received all of the sick pay and vacation pay that I am owed.

     4.      I covenant and agree never to institute any suit, charge, complaint, proceeding or action at law, in equity, or otherwise in any court of the United States or any state thereof or in any administrative agency of either the United States or any state, county or municipality thereof or before any other tribunal, public or private, against the Company or any other Released Party, or in any way voluntarily aid in the institution or prosecution of any suit, action, or claim of any kind, or any other kind of relief, in any way against the Company or any other Released Party as a result of, arising from or in any way pertaining to, my employment, or the termination of my employment, with the Company or any direct and indirect parent corporation(s), subsidiaries and affiliates of the Company.

     5.      I understand that neither I nor the Company shall reveal the contents of this Agreement and both expressly agree that if asked about my separation from the Company, both I and the Company will say nothing more than that I have left the Company to pursue other interests. In addition, I shall not in any manner make any defamatory, derogatory, disparaging or denigrating statements about the Company or its products or services. I acknowledge that the absolute confidentiality of this Agreement and compliance with the non-disparagement terms of this Agreement are of utmost importance to the Company and without the unequivocal commitment by myself regarding these provisions, the Company would not have entered into this Agreement or my Employment Agreement. As such, if I breach this Paragraph 5, I shall, in addition to any other relief, return all moneys paid to me by the Company.

     6.      I have been given at least twenty-one (21) days to consider this Agreement, and understand that I may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven (7) day period to the Company. I further understand that if I revoke this Agreement, I will not be entitled to the payments and benefits otherwise to be provided to me pursuant to Section 4.0___ of my Employment Agreement.

     7.      I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Agreement and that I voluntarily and knowingly enter into this Agreement.

     8.      I understand that neither this Agreement nor any of the events which have led to its execution may be used as evidence in any proceedings of any kind between the parties (except for a claim of breach of this Agreement) and that this Agreement does not constitute an admission by the Company of any wrongdoing or liability.

     9.      This Agreement constitutes the complete Agreement between myself and the Company. No other promises or agreement, either express or implied, shall be binding upon myself or the Company unless signed in writing by myself and the Company. Each of the Released Parties is an intended third party beneficiary of this Release and may enforce this Release against any Releasing Party.

Signed:

EXECUTIVE:

G. Park Owens	date

HOME PRODUCTS INTERNATIONAL, INC.

By
Date

EXHIBIT C

PUT/CALL PAYMENT RELEASE

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, ___ (the “Releasing Party”), for and in consideration of the sum of $[applicable Put/Call Payment Amount], which has been paid, or caused to be paid, to the Releasing Party by Home Products International, Inc., a Delaware corporation (the “Company”), the Releasing Party has remised, released and forever discharged, and by these presents does, for both himself and his respective representatives, successors and assigns, remise, release, and forever discharge the Company, its direct and indirect parent corporation(s), subsidiaries and affiliates and its and their respective directors, officers, employees, members, partners, shareholders, attorneys and agents, past, present and future), and each of their respective successors and assigns (collectively the “Released Parties”), of and from any and all actions, causes of action, claims, judgments, orders, attorneys’ fees, damages, controversies, lawsuits, demands or liabilities of any kind of nature, known or unknown, vested or contingent, suspected or unsuspected, concealed or hidden, and all other claims and demands whatsoever in law or in equity, that the Releasing Party may have as a result of, arising from or in any way pertaining to, the Releasing Party’s direct or indirect ownership of Common Stock or other capital stock of the Company, options to acquire Common Stock or other capital stock of the Company, or membership or other equity interests in direct and indirect parent corporation of the Company, which the Releasing Party may now have against the Released Parties, or any of them, or which he ever had, or which he, his respective representatives, successors or assigns hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever which shall have arisen at any time prior to the date of these presents.

     The Releasing Party covenants and agrees never to institute any suit, charge, complaint, proceeding or action at law, in equity, or otherwise in any court of the United States or any state thereof or in any administrative agency of either the United States or any state, county or municipality thereof or before any other tribunal, public or private, against the Company or any other Released Party, or in any way voluntarily aid in the institution or prosecution of any suit, action, or claim of any kind, or any other kind of relief, in any way against the Company or any other Released Party as a result of, arising from or in any way pertaining to, the Releasing Party’s direct or indirect ownership of Common Stock or other capital stock of the Company, options to acquire Common Stock or other capital stock of the Company, or membership or other equity interests in direct and indirect parent corporation of the Company.

     THE RELEASING PARTY FURTHER STATES THAT HE HAS READ AND UNDERSTANDS THIS RELEASE AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. EACH OF THE RELEASED PARTIES IS AN INTENDED THIRD PARTY BENEFICIARY OF THIS RELEASE AND MAY ENFORCE THIS RELEASE AGAINST ANY RELEASING PARTY.

     IN WITNESS WHEREOF, this Release is made as of ___, ___, ___.